EXHIBIT 10.6

[GRAPHIC APPEARS HERE]	visionGATEWAY Pty Limited ACN 098530879 (a subsidiary of visionGATEWAY Inc) 133 Alexander St. CROWS NEST NSW 2065 AUSTRALIA Phone - +61-(0)2-9965 7269
…Internet Resource Management Systems… www.visiongateway.net

2 February, 2003

PRIVATE & CONFIDENTIAL

The Directors,

Aspen Capital Partners (Aust) Pty Ltd,

Level 7,

160 Edward St,

BRISBANE QLD 4000

Dear Sir,

We refer to discussions in relation to the ongoing provision from 1 January, 2003 of your management services to visionGATEWAY Inc. (VGI) to assist it and visionGATEWAY Pty Ltd (VGPL) in their future growth and expansion.

We accept the basis of this contract subject to our agreeing the performance criteria for your review at the end of June 2003. At that time and subject to satisfactory performance, your fees would be adjusted accordingly. To facilitate this performance review agreed mutual and individual accountabilities will be established that are essential to the strong and rapid growth we all desire for the business.

We also accept your offer to continue with Mr Wotton as Executive Chairman of the Group, and particularly in his role of sourcing Investor Funding to meet our business objectives.

The key points in relation to the services are as follows :

•	Period of 24 months - ie 1 January 2003 to 31 December 2004 - with option to extend by mutual agreement. There would also be a performance review at the end of June 2003 and thereafter six monthly.

•

Role - assist with the global strategy, development and growth of the visionGATEWAY business by taking on key executive positions in the Australian and US businesses reporting direct to the Board. Appropriate

[GRAPHIC APPEARS HERE]	…Internet Resource Management Systems…

authority levels over decision making would be provided to ensure the most effective role. Martin would be actively involved in promoting the company, and in particular developing strategic business partnerships that would facilitate the strategic direction and investment in the business as required.

•	Title – Executive Chairman, visionGATEWAY Inc.

•	Management Fee – A$100,000 per annum to be paid quarterly.

•	Expenses - all reasonable business expenses covering travel, etc and other expenses paid on behalf of the business would be payable by the company based on the submission of monthly expense claims.

•	Travel - it is recognised that the position will involve domestic and international travel. The company agrees to pay all related expenses.

We look forward to continuing the working relationship with you on this exciting and challenging project to launch visionGATEWAY and its products globally.

Yours sincerely

Michael Emerson

Chief Executive Officer